UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 13, 2006

Republic Property Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32699	20-3241867
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1280 Maryland Avenue, SW, Suite 280, Washington, District of Columbia		20024
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-863-0300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2006, Republic Property Trust (the "Trust") disclosed in its Form 10-Q for the fiscal period ended September 30, 2006 that, at the direction of the Trust’s Board of Trustees, the Trust has been pursuing discussions with Steven A. Grigg, the Trust’s President and Chief Development Officer, regarding a negotiated termination of his employment and his employment agreement. On November 13, 2006, Mr. Grigg notified the Trust that he was terminating his employment as its President and Chief Development Officer, purportedly for "good reason," as such term is defined in his employment agreement, dated December 20, 2005, by and between the Trust and Mr. Grigg. Mr. Grigg also asserted that, as a result of such termination, he is entitled to the severance payments provided for under the terms of the employment agreement. The cash portion of such severance payments could be valued at up to approximately $1.8 million. The Trust disagrees with Mr. Grigg that there is a basis for termination by Mr. Grigg for good reason; therefore, the Trust believes that Mr. Grigg has terminated his employment without good reason. Accordingly, the Trust believes that no severance payments are due to Mr. Grigg under the terms of his employment agreement.

Until further action of the Board of Trustees, Mark R. Keller, Chief Executive Officer, assumed Mr. Grigg’s responsibilities. Mr. Grigg continues to serve as Vice Chairman and a member of the Trust’s Board of Trustees.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Property Trust

November 17, 2006	By:	/s/ Gary R. Siegel

Name: Gary R. Siegel
Title: Chief Operating Officer